EXHIBIT 10.43


                            SHARE EXCHANGE AGREEMENT

     THIS SHARE EXCHANGE AGREEMENT (the "AGREEMENT") is entered into this 20th day of June, 1997, by and among CHS ELECTRONICS, INC., a Florida corporation ("BUYER" or "CHS"), and the persons named as "Shareholders" on the signature pages hereto (each a "SHAREHOLDER" and collectively the "SHAREHOLDERS").

                                   RECITALS

     A. The Shareholders own all of the outstanding capital stock (the "COMPANY COMMON STOCK") of Karma International S.A., a corporation organized under the laws of Luxembourg (the "COMPANY"). The authorized capital stock of the Company consists of 2,000,000 shares of common stock, par value $10.00 per share, 1,080,288 of which are issued and outstanding. The Company owns, directly or indirectly, a majority of the outstanding capital stock (the "SUBSIDIARY STOCK") of the corporations listed in Schedule 3.3 hereto (each a "SUBSIDIARY" and collectively the "SUBSIDIARIES"), in the amounts and percentages shown in such Schedule.

     B. The Shareholders desire to transfer to CHS all of the outstanding shares of the Company Common Stock (the "COMPANY SHARES") in consideration for shares of common stock, par value $.001 per share, of CHS (the "CHS COMMON STOCK") to be issued by CHS to the Shareholders and cash to be paid to the Shareholders (the "SHARE EXCHANGE"), all upon the terms, and subject to the conditions, set forth in this Agreement.

                              TERMS AND CONDITIONS

     NOW, THEREFORE, in consideration of the mutual premises herein set forth and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.   SHARE EXCHANGE, DEFINITIONS, PURCHASE PRICE

          1.1 SHARE EXCHANGE. At the Closing (defined below), the Shareholders shall transfer the Company Shares to CHS and, in exchange for the Company Shares, CHS shall deliver and pay a purchase price (the "PURCHASE PRICE") to the Shareholders equal to One Hundred Sixty Million Dollars ($160,000,000). The Purchase Price shall be payable in cash and shares of CHS Common Stock (the "CHS SHARES"), as follows:

               (a) the cash portion of the Purchase Price (the "CASH PAYMENT") shall be equal to (i) the net proceeds of the Public Offering (defined in Section 6.3) received by CHS (the "NET PROCEEDS"), reduced by (ii) $80,000,000; provided, however, that in no event shall the Cash Payment be less than $50,000,000 or more than $74,000,000.

               (b) the portion of the Purchase Price payable in CHS Shares (the "SHARE PORTION") shall be equal to (i) the Purchase Price, reduced by (ii) the Cash Payment. The number of CHS Shares to be issued pursuant to this subsection
(b) shall be equal to (i) the Share Portion, divided by (ii) the CHS Per Share Value.

          1.2 CERTAIN DEFINITIONS. As used herein, the following terms have the meanings assigned to them below:

               "CHS PER SHARE VALUE" means the average daily closing price for CHS Common Stock on NASDAQ during the applicable Valuation Period. The parties shall not, directly or indirectly, trade in shares of CHS capital stock during any Valuation Period, and shall cause the executive officers and directors of CHS and the Company to comply with such restriction on trading, except that: (i) CHS and the selling stockholders named in the Registration Statement (defined below) may complete the sale of CHS Common Stock pursuant to the Public Offering; and (ii) in addition to shares sold in the Public Offering, each CHS executive officer and director shall have the right to sell an aggregate of up to 100,000 shares of CHS Common Stock during the Valuation Periods. Such restrictions on trading will not apply: (i) during the Valuation Periods applicable under Section 9.5.4, or (ii) to purchases of CHS Common Stock pursuant to stock options. The CHS Per Share Value shall be adjusted proportionately to reflect any increase or decrease in the outstanding CHS Common Stock resulting from any recapitalization, stock split, stock dividend or similar transaction in which shares of CHS Common Stock are issued without the payment of consideration therefor to CHS, occurring between the commencement of any Valuation Period and the date the CHS Shares valued during such period are issued (or delivered, in the case of Section 9.5.4).

               "CODE" means the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or substitutes or successor provisions thereto.

               "GAAP" means U.S. generally accepted accounting principles.

               "MINORITY INTERESTS" means (i) the capital stock or similar equity interest in the Subsidiaries owned by persons other than the Company, and
(ii) any options or similar agreements, commitments or obligations which entitle any person to acquire capital stock or a similar equity interest in the Company or any Subsidiary. All of the Minority Interests are described in Schedule 3.3.

               "NASDAQ" means the Nasdaq National Market System.

               "TAXES" means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, local, and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever, foreign or domestic (whether payable directly or by withholding and whether or not requiring the filing of a Tax return), and all estimated taxes, deficiency assessments, additions to tax, penalties, and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

               "VALUATION PERIOD" means (i) for the CHS Shares to be issued at Closing, the sixty (60) day period ending on the fifth (5th) trading day prior to the Closing Date and, (ii) for purposes of Section 9.5.4, the thirty-day period ending on the fifth (5th) trading day prior to delivery of any shares to an Indemnitee (defined below) pursuant to Section 9.5.4.

         1.3 CLOSING. The transactions contemplated hereby shall be consummated at a closing (the "CLOSING"), to be held at a location mutually agreed upon by the parties on the sixth (6th) business day after the consummation of the sale of CHS Common Stock in the Public Offering (the "CLOSING DATE"), unless otherwise agreed. At the Closing, the Company Shares shall be transferred and delivered to Buyer, and the CHS Shares shall be issued and delivered to Shareholders and the Cash Payment shall be paid to Shareholders, in accordance with Sections 1.4 and 1.5; provided, that a portion of the Purchase Price equal to $12,000,000 shall be paid by CHS into the Escrow as defined and set forth in
Section 9.6.

         1.4 SHAREHOLDERS ACCOUNT. Subject to Section 1.5, the cash portion of the Purchase Price shall be paid to the Shareholders by wire transfer into a single bank account for all Shareholders, which account shall be designated by written notice from Shareholders to Buyer no less than two (2) business days prior to the due date of the payment in question.

         1.5 SHAREHOLDERS TRUST.

               (a) At the Closing, and notwithstanding anything to the contrary set forth in this Article 1, CHS shall pay a portion of the Purchase Price, not to exceed twenty percent (20%) thereof, to a trust to be established by the Shareholders prior to Closing (the "SHAREHOLDER TRUST"). The Shareholders shall provide written notice ("TRUST NOTICE") to CHS, no less than two (2) business days prior to the Closing, stating the name and address of the Shareholder Trust and its trustee(s) and a bank account to which cash payments to the Trust shall be wired. Shareholders shall determine the percentage of cash and CHS Shares to be paid and delivered to the Shareholder Trust and shall advise Buyer of such allocation in the Trust Notice.

               (b) The Purchase Price paid to the Shareholder Trust shall be used by Shareholders, inter alia, to cancel or acquire the Minority Interests at Closing, and all such Minority Interests shall be canceled, or transferred to the Company, at Closing, so that from and after Closing (i) CHS will own 100% of the Company Common Stock; (ii) the Company will own 100% of the capital stock in each Subsidiary, except for nominee shareholdings required by local law (and the Shareholders shall cause such nominee shareholdings to be promptly transferred to CHS nominees following Closing), and (iii) neither the Company nor any Subsidiary shall have outstanding any options to purchase any of their respective capital stock or any similar commitment or obligation to issue any of the capital stock of the Company or any Subsidiary.

               (c) All of the Minority Interests shall be paid for by the Shareholder Trust, and in no event shall the Company, any Subsidiary or CHS make any payment for such Minority Interests.

     2. ADDITIONAL AGREEMENTS.

          2.1 ACCESS AND INSPECTION. Each of the parties have allowed, and shall allow, the other party or parties and their representatives to make such examinations and inspections of the Company and CHS and each of their subsidiaries during normal business hours as they may reasonably require to analyze its financial condition, properties, legal matters, business and affairs, so long as such examinations do not unreasonably interfere with the conduct of business. Each of the parties shall additionally cause the accountants for the Company and CHS and each of their respective subsidiaries to cooperate with such investigations and provide access to such accountants' work papers.

          2.2 CONFIDENTIAL TREATMENT OF INFORMATION.

               (a) From and after the date hereof, each party hereto shall, and shall cause its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents, as applicable (collectively, its "REPRESENTATIVES") to hold in confidence this Agreement (including the Schedules hereto), all matters relating hereto, all data and information (whether written or oral) furnished (whether before or after the date hereof) by any other party hereto or its Representatives relating to such other party or its business and all analyses, compilations, forecasts, studies or other documents prepared by such party or its Representatives in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby which contain or reflect any such data and information (the "CONFIDENTIAL INFORMATION"). Notwithstanding the foregoing, the term "Confidential Information" will not include data and information which (i) is or becomes publicly available other than as a result of a disclosure by the party or parties to whom such Confidential Information is furnished or such party's Representatives or (ii) is or becomes available to the party or parties to whom such Confidential Information is furnished on a nonconfidential basis from a source (other than the furnishing party or its Representatives) which, to the best knowledge of the receiving party after due inquiry, is not prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation to the furnishing party.

               (b) For a period of one (1) year after the date hereof, each party hereto will not, and will cause its Representatives not to, use any Confidential Information furnished to it (including, without limitation, use for purposes of soliciting suppliers, customers or business contacts of the Company and any of its Subsidiaries) other than in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this subsection (b), each party may reveal the Confidential Information to its Representatives (a) who need to know the Confidential Information for the purpose of assisting in the consummation of the transactions contemplated by this Agreement, (b) who are informed of the confidential nature of the Confidential Information, and (c) who agree to act in accordance with the terms of this Section 2.2. Each party will cause its Representatives to observe the terms of this Section 2.2 and will be responsible for any breach of this Section
2.2 by any of its Representatives.

               (c) In the event that any party or its Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information furnished to it, such party will promptly notify the furnishing party so that such party may seek a protective order or other appropriate remedy or, in such furnishing party's sole discretion, waive compliance with the terms of this Section 2.2 In the event that no such protective order or other remedy is obtained, or that the furnishing party waives compliance with the terms of this Section 2.2, the other party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

               (d) In the event this Agreement is terminated pursuant to Section 10 hereof each party shall promptly deliver to the furnishing party at its own expense all copies of the written Confidential Information in its or its Representatives' possession.

               (e) In the event this Agreement is terminated pursuant to Section 10 hereof, then for a period of one (1) year following the date of such termination, (i) Buyer will not directly or indirectly, solicit for employment or hire any employee of the Company or any of the Subsidiaries (except that Buyer shall not be prohibited from hiring any person terminated by the Company or any of the Subsidiaries without cause, so long as such person is not solicited or hired until after his or her termination by the Company), and (ii) Shareholders will not directly or indirectly (including through the Company or the Subsidiaries), solicit for employment or hire any employee of the Buyer or any of its subsidiaries (except that Shareholders shall not be prohibited from hiring any person terminated by the Buyer or any of its subsidiaries without cause, so long as such person is not solicited or hired until after his or her termination by the Buyer).

               (f) Each party agrees that remedies at law may be inadequate to protect the furnishing party against any actual or threatened breach of this
Section 2.2 by any other party or its Representatives, and, without prejudice to any other rights and remedies otherwise available to the furnishing party, each party agrees to the granting of injunctive relief in favor of the furnishing party without proof of actual damages. In the event of litigation relating to this Section 2.2, if a court of competent jurisdiction determines in a final, nonappealable order that this Section 2.2 has been breached by any party or its Representatives, then such breaching party shall reimburse the furnishing party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

               (g) Notwithstanding the foregoing, Shareholders understand that Buyer will: (i) issue a press release announcing the signing of this Agreement (in accordance with Section 2.3 below); and (ii) file this Agreement with the Securities and Exchange Commission ("SEC"); and neither of the actions set forth in this subsection (g) shall be a violation of the terms of this Section 2.2.

          2.3 PUBLIC ANNOUNCEMENTS. Prior to the Closing, none of the parties will make any press release, statement to employees or other disclosure of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, except as required by law or by the rules and regulations of any governmental authority or securities exchange, and then only after notification and consultation with the other party.

          2.4 SECURITIES LAW COMPLIANCE.

               2.4.1 The issuance of CHS Common Stock to Shareholders hereunder shall not be registered under the U.S. Securities Act of 1933 (the "1933 ACT") by reason of the exemption provided by Section 4(2) thereunder; and such shares may not be further transferred unless such transfer is registered under applicable securities laws or, in the reasonable opinion of CHS's counsel (or at the option and expense of Shareholders another nationally recognized U.S. law firm), such transfer qualifies for an exemption from such registration. The certificates evidencing the CHS Shares shall be legended to reflect the foregoing restriction.

               2.4.2 Each Shareholder has received and reviewed copies of the following disclosure documents filed by Buyer with the SEC (collectively, the "SEC DOCUMENTS"): (1) 10-K Report for the year ended December 31, 1996 (the "10-K REPORT") and any 10-Q reports filed with the SEC in 1997 prior to the Closing Date; (2) proxy statement dated June 11, 1997; and (3) prospectus dated June 7, 1996. CHS warrants and represents that the SEC Documents (as of the effective date of the prospectus and as of the date of filing of the other SEC Documents) complied as to form in all material respects with the 1933 Act and the Securities Exchange Act of 1934 (as applicable), and the rules promulgated thereunder, and in the case of any 1933 Act filings, any applicable state securities laws.

          2.5 COMPANY FINANCING. CHS shall use its best efforts to cause the Shareholders to be released from any personal guarantees executed by them in favor of lenders or vendors of the Company or any of the Subsidiaries. If any lender or vendor refuses to release any such personal guaranty, CHS shall indemnify the Shareholder-guarantor from liability incurred thereunder. At or after Closing, CHS shall execute and deliver to the Shareholders such indemnification agreements as may be reasonably necessary to give effect to the aforesaid indemnity in the event any lender or vendor refuses to release a Shareholder from any such personal guarantee.

          2.6 COVENANT AGAINST UNFAIR COMPETITION.

               (a) Except as described in Schedule 2.6, no Shareholder will, for a period of three (3) years following the Closing Date, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

                    (i) own, control, manage, be employed by, consult with, or otherwise participate in, a business (other than the Subsidiaries or the Company) involved within the Trade Area in the wholesale distribution of computers, computer products, peripherals, software, and related parts, equipment, and supplies (collectively "PRODUCTS") (the activities described in this clause (i) are hereinafter referred to collectively as the "BUSINESS");

                    (ii) solicit or induce, or in any manner attempt to solicit, any person employed by the Company or any of the Subsidiaries to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will, or hire any person who has been employed by the Company or any of the Subsidiaries at any time during the six
(6) month period preceding such hiring; or

                    (iii) use or disclose any trade secrets or confidential information concerning the Business or any segment thereof except for uses consistent with the operation of the Company and the Subsidiaries. Trade secrets and confidential information concerning the Business shall include, but not be limited to, (1) lists of names and addresses of customers and suppliers of the Company or any of the Subsidiaries and (2) software and computer programs, market research and data bases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company or any of the Subsidiaries in the Business or any segment thereof.

               (b) As used herein, the term "TRADE AREA" shall mean Europe, Asia, the Middle East and South Africa.

               (c) Shareholders recognize the importance of the covenant contained in this Section 2.6 and acknowledge that, based on their past experience and training as the founders and executives of the Company and the projected expansion of the Company's business, the restrictions imposed herein are: (i) reasonable as to scope, time and area; (ii) necessary for the protection of the Company's legitimate business interests, including without limitation, the Company's trade secrets, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of any Shareholder's rights as an individual. Shareholders acknowledge and agree that the covenants contained in this Section 2.6 are essential elements of this Agreement and that but for these covenants, CHS would not have agreed to purchase the Company Common Stock or enter into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against CHS by the Shareholders, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by CHS of the covenants contained in this Section 2.6.

               (d) If any Shareholder commits a breach of any of the provisions of this Section 2.6, CHS shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 2.6 specifically enforced by any court having equity jurisdiction, through injunctive or other relief (without any bond or security being required to be posted), it being acknowledged that any such breach will cause irreparable injury to CHS and the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to CHS and the Company.

               (e) If any covenant contained in this Section 2.6, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable. If a Shareholder breaches the covenants set forth in this Section 2.6, the running of the three year noncompete period described herein (but not his obligation) shall be tolled for so long as such breach continues.

               (f) Notwithstanding anything to the contrary contained in this
Section 2.6, a Shareholder (other than Privest S.A.) shall be released from his obligations under this Section 2.6 if such Shareholder's employment with the Company is terminated by CHS or the Company, without Cause, and such Shareholder is not paid the Severance (as defined in the Employment Agreement) due to such Shareholder under his Employment Agreement.

          2.7 EMPLOYMENT AGREEMENT. At the Closing, the Company shall enter into an employment agreement with each Shareholder (except Privest S.A.) in the form attached to this Agreement as Schedule 2.7 (the "EMPLOYMENT AGREEMENT").

          2.8 BEST EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions.

          2.9 FURTHER ASSURANCES. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Company Common Stock and to consummate the transactions contemplated by this Agreement.

          2.10 COMPANY STOCK OPTION PLANS. The employees of the Company and the Subsidiaries shall be eligible to participate in CHS's stock option plan on the same terms and conditions as are applicable to employees of other CHS subsidiaries.

          2.11 ELECTION OF DIRECTORS. At Closing, the Shareholders as a group shall be entitled to designate two (2) of the Shareholders or other executive officers of the Company (the "KARMA-DIRECTORS") to serve on the CHS Board of Directors (the "BOARD") until the next meeting of CHS shareholders, and so long as such Karma-Directors meet the qualifications for director set forth in
Schedule 8.5, they shall be elected to the CHS Board at the first Board meeting held after the Closing Date; provided, however, that: (i) the CHS Articles of Incorporation permit the election of nine directors, and eight are already elected (not counting the Karma-Directors); and (ii) until an additional vacancy is created on the CHS Board, only one Karma-Director shall be elected to the CHS Board and the other Karma-Director shall be entitled to attend and speak at all Board meetings, but shall not be elected a director and shall not vote. If a vacancy has not been created prior to the mailing of the proxy statement for the 1998 shareholders meeting, CHS shall, at the 1998 annual shareholders meeting, submit an amendment of its Articles of Incorporation to its shareholders for approval, which amendment shall increase the number of directors on the CHS Board so that both Karma-Directors can be nominated to the CHS Board. Notwithstanding the foregoing, CHS shall have no obligation to nominate any Karma-Director to the Board if the Shareholders, as a group, at any time own less than five percent (5%) of the outstanding CHS Common Stock.

          2.12 REPAYMENT OF SHAREHOLDER DEBT. At or prior to Closing (i) the Shareholders shall pay, and cause their affiliates to pay, their outstanding debt due to the Company and any Subsidiary, as described in Schedule 2.12A; and
(ii) the Company and the Subsidiaries shall pay their outstanding debt due to the Shareholders and their affiliates, as described in Schedule 2.12B.

          2.13 COMPANY FINANCIAL STATEMENTS. Until Closing, the Shareholders will furnish to Buyer unaudited interim financial statements of the Company and each Subsidiary for each month subsequent to March 1997, as soon as practicable but, in any event, within forty-five (45) days after the close of any such month; provided, the statements for April and May will be delivered by July 15, 1997.

     3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

          To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders severally (and not jointly) represent and warrant to Buyer, as of the date hereof, as follows:

          3.1 ORGANIZATION; COMPLIANCE. The Company is a corporation duly organized, validly existing and in good standing under the laws of Luxembourg, and each of the Subsidiaries is incorporated in the form and jurisdiction set forth in Schedule 3.3. The Company and each Subsidiary are: (i) entitled to own or lease their properties and to carry on their business as and in the places where such business is now conducted, and (ii) duly licensed and qualified in all jurisdictions where the character of the property owned by them or the nature of the business transacted by them makes such license or qualification necessary, except where the failure to do so would not result in a material adverse effect on the Company and the Subsidiaries taken as a whole. Schedule 3.1 lists all locations where the Company or any Subsidiary has an office or place of business (the "COMPANY BRANCH LOCATIONS") and the nature of the ownership interest in such property (fee, lease, or other).

          3.2 CAPITALIZATION AND RELATED MATTERS.

               (a) The Company has an authorized capital consisting of 2,000,000 shares of common stock, 1,080,288 of which are issued and outstanding at the date hereof. All shares of the Company Common Stock and Subsidiary Stock are duly and validly issued, fully paid and nonassessable. No shares of the Company Common Stock or Subsidiary Stock (i) were issued in violation of the preemptive rights of any shareholder, or (ii) are held as treasury stock.

               (b) Except as set forth in Schedule 3.2(b), there are not outstanding any securities convertible into capital stock of the Company or any Subsidiary nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, such capital stock or securities convertible into such capital stock. Neither the Company nor any Subsidiary: (i) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock; and (ii) has any liability for dividends or other distributions declared or accrued, but unpaid, with respect to any of its capital stock.

               (c) Each Shareholder is, and will be at Closing, the record and beneficial owner of the number of shares of the Company Common Stock shown opposite his name on Schedule 3.2 hereto, free and clear of all claims, liens, options, agreements, restrictions, and encumbrances whatsoever. No Shareholder is a party to any agreement, understanding or arrangement, direct or indirect, relating to the Company Common Stock including without limitation, agreements, understandings or arrangements regarding voting or sale of such stock, except as described in Schedule 3.2(c) and except for a shareholders agreement which the Shareholders represent and warrant will terminate automatically at Closing. The Company owns the capital stock or other ownership interest in each Subsidiary, as shown on Schedule 3.3, free and clear of all claims, liens, options, agreements, restrictions, and encumbrances whatsoever.

            3.3 SUBSIDIARIES. Except as set forth in Schedule 3.2(c), the Company is not a party to any agreement, understanding or arrangement, direct or indirect, relating to the capital of, or ownership interests in, any Subsidiary, including without limitation, agreements, understandings, or arrangements regarding voting or sale thereof. Except for the Subsidiaries, the Company owns
(A) no shares of capital stock of any other corporation, including any joint stock company, and (B) no other proprietary interest in any company, partnership, trust or other entity, including any limited liability company.

          3.4 EXECUTION; NO INCONSISTENT AGREEMENTS; ETC.

               (a) This Agreement is a valid and binding agreement of each Shareholder, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors' rights generally, and the availability of equitable remedies.

               (b) Except as set forth in Schedule 3.4, the execution and delivery of this Agreement by the Shareholders does not, and the consummation of the transactions contemplated hereby will not, constitute (i) a breach or violation of the charter or by-laws of the Company or any Subsidiary; or (ii) a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any note, bond, mortgage, lease, indenture, agreement or obligation to which the Company, any Subsidiary or any Shareholder is a party, pursuant to which the Company, any Subsidiary or any Shareholder otherwise receives benefits, or to which any of the properties of the Company, any Subsidiary or any Shareholder is subject, except where such breach or breaches, individually or in the aggregate, would not result in a material adverse effect on the Company and the Subsidiaries taken as a whole.

          3.5 CORPORATE RECORDS. The statutory records, including the stock register and minute books of the Company and each Subsidiary, fully reflect all issuances, transfers and redemptions of their capital stock, correctly show and will correctly show the total number of shares of their capital stock issued and outstanding on the date hereof and on the Closing Date, the charter or other organizational documents and all amendments thereto, and their by-laws as amended and currently in force.

          3.6 FINANCIAL STATEMENTS.

               (a) The Shareholders have delivered to Buyer (i) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 1995 and 1996, and the audited consolidated profit and loss statements of the Company and the Subsidiaries for two fiscal years ended December 31, 1995 and 1996, and (ii) the consolidated unaudited balance sheet of the Company and the Subsidiaries as of March 31, 1997 and the consolidated unaudited profit and loss statement of the Company and the Subsidiaries for the three months ended March 31, 1997. The Company balance sheet as of March 31, 1997 is hereinafter referred to as the "1997 COMPANY BALANCE SHEET" and the Company balance sheet as of December 31, 1996 is hereinafter referred to as the "1996 COMPANY BALANCE SHEET". All the foregoing financial statements, and any financial statements delivered pursuant to subsection (c) below, are referred to herein collectively as the "COMPANY FINANCIAL STATEMENTS".

               (b) Except as described in Schedule 3.6, the Company Financial Statements have been and will be prepared in accordance with GAAP, applied on a consistent basis (except that the unaudited statements do not contain all the disclosures required by GAAP), and fairly reflect (and the statements delivered pursuant to Section 2.13 will reflect) in all material respects the financial condition of the Company and the Subsidiaries as of the dates thereof and the results of the operations of the Company and the Subsidiaries for the periods then ended.

          3.7 LIABILITIES. Except as described in Schedule 3.7, neither the Company nor any Subsidiary has any material debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except: (i) those reflected on the 1996 Company Balance Sheet, including the notes thereto, and
(ii) liabilities incurred in the ordinary course of business since December 31, 1996, none of which have had or will have a material adverse effect on the financial condition of the Company or any Subsidiary.

          3.8 ABSENCE OF CHANGES. Except as described in Schedule 3.8 and in the other Schedules to this Agreement, from December 31, 1996 to the date of this
Agreement:

               (a) there has not been any adverse change in the business, assets, liabilities, results of operations or financial condition of the Company or any Subsidiary, or in their relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which, singularly or in the aggregate, have had or are reasonably expected to have a material adverse effect on the business, properties or financial condition of the Company and the Subsidiaries taken as a whole; and

               (b) the Company and each Subsidiary have complied with the covenants and restrictions set forth in Section 5 to the same extent as if this Agreement had been executed on, and had been in effect since, December 31, 1996.

          3.9 TITLE TO PROPERTIES. The Company and each Subsidiary have good and marketable title to all of their properties and assets, real and personal, including, but not limited to, those reflected in the 1996 Company Balance Sheet (except as since sold or otherwise disposed of in the ordinary course of business, or as expressly provided for in this Agreement), free and clear of all encumbrances, liens or charges of any kind or character except: (a) those securing liabilities of the Company or any Subsidiary incurred in the ordinary course (with respect to which no material default exists); (b) liens of 1997 real estate and personal property taxes; and (c) imperfections of title and encumbrances, if any, which, in the aggregate (i) are not substantial in amount;
(ii) do not detract from the value of the property subject thereto or impair the operations of the Company or any Subsidiary; and (iii) do not have a material adverse effect on the business, properties or assets of the Company or any Subsidiary.

          3.10 COMPLIANCE WITH LAW. The business and activities of the Company and each Subsidiary have at all times been conducted in accordance with their articles of incorporation and by-laws (or other similar constituent documents) and any law, regulation, ordinance, order, License (defined below), permit, rule, injunction or other restriction or ruling of any court or administrative or governmental agency, ministry, or body applicable to it, except where the failure to do so would not result in a material adverse effect on the Company and the Subsidiaries taken as a whole.

          3.11 TAXES. The Company and each Subsidiary have duly filed all material federal, state and local Tax returns and reports (domestic and foreign) required to be filed with respect to Taxes imposed on them or on their income, properties, sales, franchises and operations, all such returns and reports were complete and accurate when filed, and all material Taxes and assessments payable by the Company and each Subsidiary have been paid to the extent that such taxes have become due. All material Taxes payable by the Company and each Subsidiary for all periods through December 31, 1996 have been accrued or paid in full, whether or not due and payable and whether or not disputed. Except as set forth on Schedule 3.11: (a) the Company and each Subsidiary have withheld all material amounts required to be withheld from their employees for all periods in compliance with the tax withholding provisions of applicable federal, state and local tax laws (domestic and foreign); (b) there are no waivers or agreements by the Company or any Subsidiary for the extension of the limitations period for the assessment of any Taxes; (c) there are not now any examinations of the income tax returns of the Company or any Subsidiary pending, or any proposed written deficiencies or assessments against the Company or any Subsidiary of additional taxes of any kind; and (d) the tax returns of the Company have not been audited during the past five (5) years by any authority or other administrative body or court of any state or country.

          3.12 REAL PROPERTIES. Schedule 3.12 sets forth a true and complete description of all real property owned by the Company or any Subsidiary, and the liens and restrictions encumbering such properties.

          3.13 LEASES OF REAL PROPERTY. All leases pursuant to which the Company or any Subsidiary is lessee or lessor of any real property (the "LEASES") are listed in Schedule 3.13 and are valid and enforceable in accordance with their terms. There is not under any of such leases (i) any material default or any claimed material default by the Company or any Subsidiary or any event of default or event which with notice or lapse of time, or both, would constitute a material default by the Company or any Subsidiary and in respect to which the Company or any Subsidiary has not taken adequate steps to prevent a default on its part from occurring, or (ii) to the knowledge of the Shareholders, any material default by any lessee of the Company or any Subsidiary or any event of default or event which with notice or lapse of time, or both, would constitute a material default by any lessee. The copies of the Leases heretofore furnished to Buyer are true, correct and complete, and such Leases have not been modified in any material respect since the date they were so furnished, and are in full force and effect in accordance with their terms. The Company and each Subsidiary is lawfully in possession of all real properties of which it is lessee ("LEASED PROPERTIES").

          3.14 CONTINGENCIES. Except as disclosed in Schedule 3.14, there are no actions, suits, claims or proceedings pending, or to the knowledge of Shareholders threatened against, by or affecting, the Company or any Subsidiary in any court or before any arbitrator or governmental agency that may have a material adverse effect on the Company or any Subsidiary or which could materially and adversely affect the right or ability of any Shareholder to consummate the transactions contemplated hereby. To the knowledge of the Shareholders, there is no valid basis upon which any such action, suit, claim, or proceeding may be commenced or asserted against the Company or any Subsidiary. Except as disclosed in Schedule 3.14, there are no unsatisfied judgments against the

Company or any Subsidiary and no consent decrees or similar agreements to which the Company or any Subsidiary is subject and which could have a material adverse effect on the Company or any Subsidiary.

         3.15 INTELLECTUAL PROPERTY RIGHTS. The Company's use of the name "Karma" does not conflict with or infringe upon the rights of any other person, or give rise to any liability on the part of the Company to pay royalties, license fees, damages or other amounts to any other person.

         3.16 MATERIAL CONTRACTS. Schedule 3.16 contains a complete list of all contracts of the Company and each Subsidiary which involve consideration in excess of the equivalent of U.S.$200,000 (the "MATERIAL CONTRACTS"). The Company has delivered to Buyer a true, correct and complete copy of each of the written contracts, and a summary of each oral contract, listed on Schedule 3.16. Except as disclosed in Schedule 3.16: (i) the Company and each Subsidiary performed all material obligations to be performed by them under all such contracts, and are not in material default thereof, and (ii) no condition exists or has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by the Company or any Subsidiary or accelerate the maturity of, or otherwise modify, any such contract, and (iii) all such contracts are in full force and effect. No material default by any other party to any of such contracts is known or claimed by the Company, any Subsidiary or any Shareholder to exist.

         3.17 INSURANCE. Schedule 3.17 contains a complete summary of the insurance coverages, on a country by country basis, presently maintained by the Company or any Subsidiary all of which are, and will be maintained through the Closing Date, in full force and effect; and all premiums due thereon have been paid and neither the Company nor any Subsidiary has received any notice of cancellation with respect thereto.

         3.18 EMPLOYMENT AND LABOR MATTERS. Schedule 3.18 sets forth the name, position, employment date, and 1996 compensation (base and bonus) of each employee of the Company and each Subsidiary who earned U.S.$50,000 or more in 1996. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement (whether industry wide or on a company level) or agreement of any kind with any union or labor organization. There has not been any attempt by any union or other labor organization to organize employees of the Company or any Subsidiary at any time in the past five (5) years.

         3.19 EMPLOYEE BENEFIT MATTERS.

              (a) The Company typically provides the following compensation and benefits to its employees (the "STANDARD TERMS"): base salary, no bonus, and such severance and social benefits as are required by statute in the country where the employee is located ("STATUTORY BENEFITS"). Schedule 3.19 sets forth a correct and complete list of the employees which are compensated on terms other than the Standard Terms, and a description of their compensation and benefits.

              (b) Each employee benefit plan maintained by or on behalf of the Company or any Subsidiary or any other party (including any terminated pension plans but excluding any Statutory Benefits) which covers or covered any employees or former employees of the Company or any Subsidiary ("COMPANY EMPLOYEE BENEFIT PLAN") is listed in Schedule 3.19. The Company has delivered to Buyer true and complete copies of all such plans and any material related documents. With respect to each such plan: (i) no material litigation, administrative or other proceeding or claim is pending, or to the knowledge of the Shareholders threatened, involving such plan; and (ii) such plan has been administered in compliance in all material respects with all applicable laws and regulations.

              (c) Except as described in Schedule 3.19, the Company and each Subsidiary have timely made payment in full of all material contributions to all of the Company Employee Benefit Plans which the Company or any Subsidiary was obligated to make prior to the date hereof; and there are no material contributions declared or payable by the Company or any Subsidiary to any Company Employee Benefit Plan which, as of the date hereof, has not been paid in full or accrued in the Company's financial statements in accordance with GAAP.

              (d) The Company does not currently maintain or contribute to, and, since September 2, 1974, has not maintained or contributed to any "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is subject to ERISA or intended to be qualified under the Code.

         3.20 POSSESSION OF FRANCHISES, LICENSES, ETC. Except as described in
Schedule 3.20, the Company and each Subsidiary: (i) possess all material franchises, certificates, licenses, permits and other authorizations (hereinafter collectively referred to as "LICENSES") from governmental authorities, political subdivisions or regulatory authorities that are necessary for the ownership, maintenance and operation of their business in the manner presently conducted; (ii) to the knowledge of the Shareholders are not in violation of any provisions thereof; and (iii) have maintained and amended, as necessary, all Licenses and duly completed all filings and notifications in connection therewith.

         3.21 ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3.21: (i) neither the Company nor any Subsidiary is in violation, in any material respect, of any Environmental Law (as defined below); (ii) the Company and each Subsidiary have received all permits and approvals with respect to emissions into the environment and the proper collection, storage, transport, distribution or disposal of Wastes (as defined below) and other materials required for the operation of its business at present operating levels; and (iii) neither the Company nor any Subsidiary is liable or responsible for any material clean up, fines, liability or expense arising under any Environmental Law, as a result of the disposal of Wastes or other materials in or on the property of the Company or any Subsidiary (whether owned or leased), or in or on any other property, including property no longer owned, leased or used by the Company or any Subsidiary. As used herein, (i) "ENVIRONMENTAL LAWS" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other federal, or applicable state, local or foreign statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, Wastes, or the environment; and (ii) "WASTES" means and incudes any hazardous, toxic or dangerous waste, liquid, substance or material (including petroleum products and derivatives), the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

         3.22 INVENTORIES. The amounts stated as inventory of the Company and the Subsidiaries on the 1997 Company Balance Sheet reflect fairly the products, materials and supplies and spare parts held by them as of the date thereof in accordance with GAAP for their use or for sale to customers.

         3.23 RECEIVABLES. Except as set forth in Schedule 3.23, all notes receivable and accounts receivable shown on the 1997 Company Balance Sheet are properly reflected and accounted for in accordance with GAAP.

         3.24 AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. Except as set forth in Schedule 3.24, neither the Company nor any Subsidiary is, or since December 31, 1995 has been, a party to any contract, loan, agreement, lease or transaction, or any other commitment, which would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K, promulgated by the SEC (17 C.F.R. ss. 229.404) ("ITEM 404"), assuming the Company were an issuer registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934.

      4. REPRESENTATIONS AND WARRANTIES OF BUYER.

         To induce the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Shareholders, as of the date hereof, as follows:

         4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with its principal office in Miami, Florida. Buyer and each of its subsidiaries is entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted, and Buyer and each of its subsidiaries is duly licensed and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary, except where such failure would not result in a material adverse effect on Buyer or its subsidiaries.

         4.2 CAPITALIZATION AND RELATED MATTERS.

              (a) Buyer has authorized capital stock consisting of 100,000,000 shares of common stock, $.001 par value per share, of which 14,697,435 shares were issued and outstanding as of May 8, 1997, and 5,000,000 shares of preferred stock none of which are issued. Additional shares of CHS Common Stock will be issued in connection with a proposed Public Offering scheduled for July 1997. All of the CHS Common Stock has been duly and validly authorized. The CHS Shares to be delivered to the Shareholders pursuant to this Agreement will be, as of the date of issuance, duly and validly authorized and issued, fully paid and non-assessable and will be issued and delivered to the Shareholders free of all encumbrances, claims and liens whatsoever. None of the CHS Shares will be issued in violation of the preemptive rights of any shareholder. Buyer will not, as of the Closing Date, have any treasury stock.

              (b) Except as described on Schedule 4.2, there are not outstanding any securities convertible into capital stock of CHS or any of its subsidiaries nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, capital stock of CHS or its subsidiaries or securities convertible into capital stock of CHS or its subsidiaries. The Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock and does not have any liability for dividends or other distributions declared or accrued, but unpaid, with respect to its capital stock.

         4.3 EXECUTION; NO INCONSISTENT AGREEMENTS; ETC.

              (a) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer and this Agreement is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors' rights generally, and the availability of equitable remedies.

              (b) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or by-laws of Buyer, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which Buyer or any of its subsidiaries is a party, pursuant to which any of them otherwise receive benefits, or by which any of their properties may be bound.

         4.4 FINANCIAL STATEMENTS. Buyer has delivered to the Company the consolidated audited balance sheets of Buyer as at December 31, 1995 and 1996, the audited statement of income for the two fiscal years ended December 31, 1995 and 1996, the unaudited balance sheets as of March 31, 1997, and the unaudited profit and loss statements for the three months ended March 31, 1997 (collectively, the "BUYER FINANCIAL STATEMENTS"). The Buyer Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis (except that the unaudited statements do not contain all the disclosures required by GAAP), and fairly reflect in all material respects the consolidated financial condition of Buyer and its subsidiaries as at the dates thereof and the consolidated results of Buyer's operations for the periods then ended.

         4.5 LIABILITIES. Neither Buyer nor any of its subsidiaries has any material debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except (i) those reflected on the Buyer Financial Statements, including the notes thereto, (ii) liabilities incurred in the ordinary course of business since December 31, 1996, and (iii) liabilities arising in connection with CHS's acquisition of Frank & Walter Computer, GMBH, in March 1997 and the acquisitions described in Schedule 4.2 (A), none of which have had or are reasonably expected to have a material adverse affect on the financial condition of Buyer and its subsidiaries taken as a whole.

         4.6 CONTINGENCIES. Except as described in the SEC Documents, there are no actions, suits, claims or proceedings pending or, to the knowledge of Buyer's management, threatened against, by or affecting Buyer or any of its subsidiaries in any court or before any arbitrator or governmental agency which could have a material adverse effect on Buyer or its subsidiaries or which could materially and adversely affect the right or ability of the Buyer to consummate the transactions contemplated hereby. To the knowledge of Buyer, there is no valid basis upon which any such action, suit, claim or proceeding may be commenced or asserted against the Buyer. There are no unsatisfied judgments against Buyer and no consent decrees or similar agreements to which Buyer is subject and which could have a material adverse effect on Buyer or its subsidiaries or which could materially and adversely affect the right or ability of the Buyer to consummate the transactions contemplated hereby.

         4.7 TAXES. The Buyer and its subsidiaries have duly filed all material federal, state and local Tax returns and reports (domestic and foreign) required to be filed with respect to Taxes imposed on them or on their income, properties, sales, franchises and operations, all such returns were complete and accurate when filed, and all material Taxes and assessments payable by the Buyer and its subsidiaries have been paid to the extent that such Taxes have become due. All material Taxes payable by the Buyer and its subsidiaries for all taxable periods through December 31, 1996 have been accrued or paid in full, whether or not due and payable and whether or not disputed. The Buyer and its subsidiaries have withheld all material amounts required to be withheld from their employees for all periods in compliance with the tax withholding provisions of applicable federal, state and local tax laws (domestic and foreign). There are no waivers or agreements by the Buyer or its subsidiaries for the extension of the limitations period for the assessment of any Taxes. Except as set forth on Schedule 4.7, there are not now any examinations of the income tax returns of the Buyer or any of its subsidiaries pending, or any proposed written deficiencies or assessments against the Buyer or any of its subsidiaries of additional Taxes of any kind, the results of which could have a material adverse effect on CHS and its subsidiaries taken as a whole. The Buyer is not a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

         4.8 ABSENCE OF CHANGES. Except as described in the SEC Documents, from December 31, 1996 to the date of this Agreement, there has not been any adverse change in the business, assets, liabilities, results of operations or financial condition of CHS or in its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which, singularly or in the aggregate, have had or will have a material adverse effect on the business, properties or financial condition of CHS and its subsidiaries taken as a whole.

         4.9 AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. Neither CHS nor any of its subsidiaries is, or since December 31, 1995 has been, a party to any contract, loan, agreement, lease or transaction, or any other commitment, which is required to be disclosed pursuant to Item 404 and which has not been disclosed in the SEC Documents.

         4.10 ENVIRONMENTAL MATTERS. Except as disclosed in the SEC Documents:
(i) neither CHS nor any of its subsidiaries is in violation, in any material respect, of any Environmental Law; (ii) CHS and its subsidiaries have received all permits and approvals with respect to emissions into the environment and the proper collection, storage, transport, distribution or disposal of Wastes and other materials required for the operations of its business at present operating levels; and (iii) neither CHS nor any of its subsidiaries is liable or responsible for any material clean up, fines, liability or expense arising under any Environmental Law, as a result of the disposal of Wastes or other materials in or on the property of CHS or its subsidiaries (whether owned or leased), or in or on any other property, including property no longer owned, leased or used by CHS or its subsidiaries.

         4.11 COMPLIANCE WITH LAW. The business and activities of CHS and its subsidiaries have at all times been conducted in accordance with their articles of incorporation and by-laws (or other similar constituent documents) and any law, regulation, ordinance, order, License, permit, rule, injunction or other restriction or ruling of any court or administrative or governmental agency, ministry, or body applicable to them, except where the failure to do so would not result in a material adverse effect on CHS and its subsidiaries taken as a whole.

         4.12 EMPLOYEE BENEFIT MATTERS. With respect to each employee benefit plan maintained by or on behalf of CHS or any of its subsidiaries or any other party (including any terminated pension plans, but excluding any Statutory Benefits) which covers or covered any employees or former employees of CHS or any of its subsidiaries, (i) no material litigation, administrative or other proceeding or claim is pending, or to the knowledge of CHS threatened, involving such plan; and (ii) such plan has been administered in compliance in all material respects with applicable laws and regulations. CHS and each of its subsidiaries have timely made payment in full of all material contributions to all such employee benefit plans which CHS or any such subsidiary was obligated to make prior to the date hereof; and there are no material contributions declared or payable by CHS or any such subsidiary to any such employee benefit plan which, as of the date hereof, has not been paid in full or accrued in CHS's financial statements in accordance with GAAP. CHS does not currently maintain or contribute to, and, since September 2, 1974, has not maintained or contributed to any "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is subject to ERISA or intended to be qualified under the Code, except for its 401(k) plan.

         4.13 POSSESSION OF FRANCHISES, LICENSES, ETC. CHS and its subsidiaries:
(i) possess all material Licenses from governmental authorities, political subdivisions or regulatory authorities that are necessary for the ownership, maintenance and operation of their business in the manner presently conducted;
(ii) to the knowledge of CHS are not in violation of any provisions thereof; and

(iii) have maintained and amended, tas necessary, all Licenses and duly completed all filings and notifications in connection therewith.

         4.14 PAYMENTS FREE FROM WITHHOLDING OR DEDUCTION FROM TAXES. All payments by the Buyer that are contemplated hereunder shall be made free and clear of, and without withholding or deduction for, any Taxes imposed by any jurisdiction.

     5. CONDUCT OF BUSINESS OF THE COMPANY PENDING CLOSING.

              The Shareholders covenant and agree that between the date hereof and the Closing, except as otherwise provided in Schedule 5.1, or approved by
CHS:

         5.1 BUSINESS IN THE ORDINARY COURSE. The business of the Company and each Subsidiary shall be conducted only in the ordinary course, and consistent with past practice including extensions of credit from suppliers or drawing on existing lines of credit. Without limiting the generality of the foregoing, and except as set forth in Schedule 5.1:

              (a) neither the Company nor any Subsidiary shall enter into any contract, agreement or other arrangement which would constitute a Material Contract, except for contracts to sell or supply goods or services to customers in the ordinary course of business at prices and on terms substantially consistent with the prior operating practices of the Company and each of the Subsidiaries;

              (b) except for sales of personal property in the ordinary course of its business, neither the Company nor any Subsidiary shall sell, assign, transfer, mortgage, convey, encumber or otherwise dispose of, or cause the sale, assignment, transfer, mortgage, conveyance, encumbrance or other disposition of any of the assets or properties of the Company or any Subsidiary, or any interest therein;

              (c) neither the Company nor any Subsidiary shall acquire any material assets, except expenditures made in the ordinary course of business as reasonably necessary to enable the Company and each of the Subsidiaries to conduct their normal business operations and to maintain their normal inventory of goods and materials, at prices and on terms substantially consistent with current market conditions and prior operating practices;

              (d) the Company and each of the Subsidiaries shall maintain in full force and effect all insurance policies referred to in Section 3.17 hereof or other insurance equivalent thereto;

              (e) the books, records and accounts of the Company and each of the Subsidiaries shall be maintained in the usual, regular and ordinary course of business on a basis consistent with prior practices and in accordance with International Accounting Standards;

              (f) the Company and each of the Subsidiaries shall use their best efforts to preserve their business organization, to keep available the services of their employees, to preserve the good will of their suppliers, customers and others having business relations with the Company and the Subsidiaries, and to retain the services of key employees and agents of the Company and the Subsidiaries after the Closing Date on terms satisfactory to Buyer;

              (g) the Company shall not create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices;

              (h) neither the Company nor any Subsidiary shall make or commit to make any capital expenditure in excess of two hundred thousand U.S. dollars (U.S.$200,000) in the aggregate; and

              (i) other than as contemplated in this Agreement, neither the Company nor any Subsidiary shall apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Shareholder or any affiliate thereof, except that nothing contained herein shall prohibit the Company from paying down debt of the Company which is guaranteed by Shareholders.

         5.2 NO MATERIAL CHANGES. Except as contemplated in this Section 5.2, neither the Company nor any Subsidiary shall, without the consent of CHS, materially alter its organization, capitalization, or financial structure, practices or operations. Without limiting the generality of the foregoing:

              (a) no change shall be made in the articles of incorporation or by-laws of the Company or any Subsidiary, except for changes required to carry out the terms of this Agreement, none of which shall have a material adverse effect on the Company and the Subsidiaries taken as a whole;

              (b) no change shall be made in the authorized or issued capital stock of the Company or any Subsidiary;

              (c) neither the Company nor any Subsidiary shall issue or grant any right or option to purchase or otherwise acquire any of its capital stock or other securities;

              (d) no dividend or other distribution or payment shall be declared or made with respect to any of the capital stock of the Company or any Subsidiary, except that the Subsidiaries may pay dividends to the other Subsidiaries or the Company only; and

              (e) no change shall be made affecting the banking arrangements of the Company or any Subsidiary, except in the ordinary course of business.

         5.3 COMPENSATION. No material increase shall be made in the compensation or employee benefits payable or to become payable to any director, officer, employee or agent of the Company or any Subsidiary, and no bonus or profit-share payment or other arrangement (whether current or deferred) shall be made to or with any such director, officer, employee or agent, except in the ordinary course of business and consistent with prior practices.

         5.4 NOTIFICATION. Each party to this Agreement shall promptly notify the other parties in writing of the occurrence of any event that would constitute a material breach of any representation or warranty made by the notifying party in this Agreement. Each party will promptly notify the other of any event of which such party obtains knowledge which could have a material adverse effect on the business, assets or financial condition of the Company, any Subsidiary or Buyer. Shareholders shall have the right to update the Schedules to this Agreement immediately prior to Closing; provided, if such update (i) discloses a material breach of a representation or warranty of Shareholders, which breach has had, or is reasonably expected to have, a material adverse effect on the business, assets or financial condition of the Company and the Subsidiaries taken as a whole, Buyer shall have the right to then terminate this Agreement pursuant to Article 10; and (ii) discloses any other material breach, such breach shall be resolved by a Price Adjustment (as defined below) to be agreed upon by the parties in good faith prior to Closing.

     6. CONDITIONS TO OBLIGATIONS OF ALL PARTIES.

              The obligation of the Shareholders and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of each of the following conditions; any or all of which may be waived in whole or in part by the joint agreement of Buyer and the
Shareholders:

         6.1 ABSENCE OF ACTIONS. No action or proceeding shall have been brought before any court or administrative agency to prevent the consummation or to seek damages in a material amount by reason of the transactions contemplated hereby, and no governmental authority shall have asserted that such transactions shall constitute a violation of law or give rise to material liability on the part of the Shareholders, the Company or any of the Subsidiaries or Buyer or any of Buyer's subsidiaries.

         6.2 CONSENTS. The parties shall have received the consents and approvals listed on Schedule 6.2.

         6.3 PUBLIC OFFERING. CHS shall have consummated, on or before August 25, 1997, the sale of shares of CHS Common Stock to the public pursuant to an effective registration statement (the "REGISTRATION STATEMENT") filed with the SEC under the 1933 Act (the "PUBLIC OFFERING"), which sale shall produce net proceeds to CHS of no less than $130,000,000.

      7. CONDITIONS TO OBLIGATIONS OF BUYER.

         All obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Buyer:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Shareholders contained in Section 3 of this Agreement and in the Shareholders' Certificate (defined below) shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects) as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true and correct at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects); provided, that (i) Buyer shall assert the failure of this condition only if the breach has had, or is reasonably expected to have, a material adverse effect on the business, assets or financial condition of the Company and the Subsidiaries taken as a whole; and (ii) all other breaches asserted by Buyer prior to Closing, which constitute a failure of this condition, shall be resolved by an adjustment to the Purchase Price (a "Price Adjustment") to be agreed upon by the parties in good faith prior to the Closing.

         7.2 COMPLIANCE WITH AGREEMENTS AND CONDITIONS. The Shareholders shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; provided, that (i) as to breaches of any covenants other than the covenants in Sections 1, 2 or 5.2, Buyer shall assert the failure of this condition only if the breach has had, or is reasonably expected to have, a material adverse effect on the business, assets or financial condition of the Company and the Subsidiaries taken as a whole, and (ii) all other breaches asserted by Buyer prior to Closing, which constitute a failure of this condition, shall be resolved by a Price Adjustment, to be agreed upon by the parties in good faith prior to Closing.

         7.3 ABSENCE OF MATERIAL ADVERSE CHANGES. No material adverse change in the business assets, or financial condition of the Company and the Subsidiaries taken as a whole shall have occurred, no substantial part of the assets of the Company and the Subsidiaries taken as a whole not substantially covered by insurance shall have been destroyed due to fire or other casualty, and no event shall have occurred which has had or will have a material adverse effect on the business, assets, or financial condition of the Company and its Subsidiaries taken as a whole.

         7.4 CERTIFICATE OF THE SHAREHOLDERS. The Shareholders shall have executed and delivered, or caused to be executed and delivered, to Buyer one or more certificates (the "SHAREHOLDERS' CERTIFICATE"), dated the Closing Date, certifying in such detail as Buyer may reasonably request to the fulfillment and satisfaction of the conditions specified in Sections 7.1 through 7.3 above.

         7.5 DUE DILIGENCE. CHS shall have completed its due diligence investigation of the Company and the Subsidiaries, and such due diligence investigation shall not have revealed any fact, circumstance, event or condition which has had, or is reasonably expected to have, a material adverse effect on the business, assets or financial condition of the Company and the Subsidiaries taken as a whole; provided, however, that in order to assert the failure of this condition, CHS must provide written notice thereof to the Shareholders no more than seven (7) days after the date hereof.

         7.6 MINIMUM BOOK VALUE. The minimum Book Value of the Company, as defined below, shall be no less than $25,193,000. As used herein, "BOOK VALUE" means the shareholders' equity (stated capital, paid-in surplus, and retained earnings) of the Company and the Subsidiaries, on a consolidated basis, as of the last day of the calendar month ending immediately prior to Closing, computed in accordance with GAAP, but excluding accumulated translation adjustments. The Company's Book Value shall be as shown on the consolidated financial statements of the Company and the Subsidiaries to be prepared by the Company and reviewed and approved by the Buyer's independent certified public accountants.

     8. CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS.

        All of the obligations of the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part, by the
Shareholders:

        8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 4 of this Agreement and in the Buyer's Certificate (defined below) shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects) when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects); provided that (i) Shareholders shall assert the failure of this condition only if the breach has had, or is reasonably expected to have, a material adverse effect on the business, assets or financial condition of CHS and its subsidiaries taken as a whole; and (ii) all other breaches asserted by Shareholders prior to Closing, which constitute a failure of this condition, shall be resolved by a Price Adjustment to be agreed upon by the parties in good faith prior to Closing.

        8.2 COMPLIANCE WITH AGREEMENTS AND CONDITIONS. Buyer shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date; provided, that Shareholders shall assert the failure of this condition only if the breach has had, or is reasonably expected to have, a material adverse effect on the business, assets or financial condition of the Company and the Subsidiaries taken as a whole, and (ii) all other breaches asserted by Shareholders prior to Closing, which constitute a failure of this condition, shall be resolved by a Price Adjustment, to be agreed upon by the parties in good faith prior to Closing.

         8.3 ABSENCE OF MATERIAL ADVERSE CHANGES. No material adverse change in the business, assets, financial condition, or prospects of Buyer and its subsidiaries, taken as a whole, shall have occurred, no substantial part of the assets of Buyer and its subsidiaries, taken as a whole, shall have been destroyed due to fire or other casualty, and no event shall have occurred which has had, or will have a material adverse effect on the business, assets, financial condition or prospects of Buyer and its subsidiaries, taken as a whole.

         8.4 CERTIFICATE OF BUYER. Buyer shall have delivered to the Shareholders a certificate (the "BUYER'S CERTIFICATE"), executed by an executive officer of Buyer and dated the Closing Date, certifying in such detail as counsel for the Shareholder may reasonably request to the fulfillment and satisfaction of the conditions specified in Sections 8.1 through 8.3 above.

         8.5 COMTRAD AGREEMENT. On or before the Closing Date, Comtrad, Inc. and Comtrad Holdings, Inc. (collectively "COMTRAD") and its shareholders shall enter into an agreement with the Shareholders, in the form of Schedule 8.5, under the terms of which Comtrad will agree to: (i) vote all their shares in CHS to elect two (2) Shareholders designated by the Shareholders to CHS's Board of Directors, in accordance with the terms of such agreement.

         8.6 DUE DILIGENCE. Shareholders shall have completed their due diligence investigation of CHS and its subsidiaries, and such due diligence investigation shall not have revealed any fact, circumstance, event or condition which has had, or is reasonably expected to have, a material adverse effect on the business, assets or financial condition of CHS and its subsidiaries, taken as a whole; provided, however, that in order to assert the failure of this condition, Shareholders must provide written notice thereof to CHS no more than seven (7) days after the date when CHS has provided Shareholders' representatives access to the work papers of Grant Thornton LLP relating to their audit of the Buyer Financial Statements.

     9. INDEMNITY.

        9.1 INDEMNIFICATION BY SHAREHOLDERS. Subject to Section 9.5, Shareholders (hereinafter collectively called the "INDEMNITOR") shall severally (and not jointly) defend, indemnify and hold harmless Buyer, its direct and indirect parent corporations, subsidiaries (including the Company and the Subsidiaries after Closing) and affiliates, their officers, directors, employees and agents (hereinafter collectively called "INDEMNITEES") against and in respect of any and all direct loss, damage, liability, fine, penalty, cost and expense, including reasonable attorneys' fees and amounts paid in settlement, but excluding consequential damages (collectively, "INDEMNIFIED LOSSES"), suffered or incurred by any Indemnitee by reason of, or arising out of:

              (1) any misrepresentation, breach of warranty or breach or nonfulfillment of any agreement of any Shareholder contained in this Agreement or any Schedule delivered to Buyer by or on behalf of the Shareholders or the Company or any of the Subsidiaries pursuant to the provisions of this Agreement (without regard to materiality thresholds contained therein); and

                    (2) any liabilities of the Company or any of the Subsidiaries of any nature whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, arising or occurring between the date of this Agreement and the Closing Date, except for:
(i) liabilities arising in the ordinary course of business, none of which shall have a material adverse effect on the Company and the Subsidiaries taken as a whole; and (ii) liabilities approved in writing by CHS.

          9.2 INDEMNIFICATION BY BUYER. Subject to Section 9.5, Buyer (hereinafter called the "INDEMNITOR") shall defend, indemnify and hold harmless each Shareholder (hereinafter called "INDEMNITEE") against and in respect of any and all direct loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement, but excluding consequential damages (collectively, "INDEMNIFIED LOSSES"), suffered or incurred by Indemnitee by reason of or arising out of any misrepresentation, breach of warranty or breach or non-fulfillment of any material agreement of Buyer contained in this Agreement or any Schedule delivered to the Shareholders by or on behalf of Buyer pursuant to the provisions of this Agreement (without regard to the materiality thresholds contained therein).

          9.3 DEFENSE OF CLAIMS.

               (a) Should any claim or action by a third party arise after the Closing Date for which an Indemnitor is liable under the terms of this Agreement, the Indemnitee shall notify Indemnitor within ten (10) days after such claim or action arises and is known to Indemnitee, and shall give the Indemnitor a reasonable opportunity to participate in any proceedings and to settle or defend any such claim or action. The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnitor. If the Indemnitor wishes to assume the defense of such claim or action, the Indemnitor shall give written notice to the Indemnitees within ten
(10) days after notice from the Indemnitees of such claim or action, and the Indemnitor shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnitees, provided that Indemnitees may participate in such defense at their own expense, and the Indemnitor shall, in any event, have the right to control the defense of the claim or action.

               (b) If the Indemnitor shall not assume the defense of, or if after so assuming it shall fail to defend, any such claim or action, the Indemnitees may defend against any such claim or action in such manner as they may deem appropriate and the Indemnitees may settle such claim or litigation on such terms as they may deem appropriate but subject to the Indemnitor's approval, such approval not to be unreasonably withheld; provided, however, that any such settlement shall be deemed approved by the Indemnitor if the Indemnitor fails to object thereto, by written notice to the Indemnitees, within fifteen
(15) days after the Indemnitor's receipt of a written summary of such settlement. The Indemnitor shall promptly reimburse the Indemnitees for the amount of all expenses, legal and otherwise, incurred by the Indemnitees in connection with the defense and settlement of such claim or action.

               (c) If a non-appealable judgment is rendered against any of the Indemnitees in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of any of the Indemnitees, the Indemnitor shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of the Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnitor shall forthwith pay such judgment or discharge such lien before any of the Indemnitees is compelled to do so.

               (d) Notwithstanding the foregoing, claims relating to Tax liabilities shall be subject to the provisions of Section 12, and not this
Section 9.3.

          9.4 WAIVER. The failure of any Indemnitee to give any notice or to take any action hereunder shall not be deemed a waiver of any of the rights of such Indemnitee hereunder, except to the extent that Indemnitor is actually prejudiced by such failure.

          9.5 LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything to the contrary contained in this Agreement:

               9.5.1 TIME LIMITATION. No party shall be responsible hereunder for any Indemnified Loss unless the Indemnitee shall have provided such party with written notice containing a reasonable description of the claim, action or circumstances giving rise to such Indemnified Loss on or before March 31, 1999 (the "INDEMNITY NOTICE PERIOD"); provided, however, that the Indemnity Notice Period shall extend until the third (3rd) anniversary of the Closing Date with respect to (i) any Indemnified Loss resulting or arising from any breach of a representation or warranty contained in Sections 3.11 or 4.7, or the agreements contained in Article 12 with respect to Tax matters ("TAX CLAIMS"); (ii) any Indemnified Losses arising or resulting from a breach of a representation or warranty relating to Environmental Laws, or any liability arising from the handling or disposal of Wastes or the failure to comply with any Environmental Law ("ENVIRONMENTAL CLAIMS"); and (iii) claims based on fraud, intentional breach or intentional misrepresentation ("FRAUD CLAIMS").

               9.5.2 CAPS ON LOSSES. The maximum liability of the Shareholders after Closing for Indemnified Losses shall not exceed the amounts held in the Escrow pursuant to Section 9.6 (the "ESCROW AMOUNT"). The maximum aggregate liability of Buyer after Closing for Indemnified Losses shall not exceed an amount equal to $12,000,000.

               9.5.3 BASKET. No party shall have any liability hereunder for Indemnified Losses after Closing, with respect to a breach of the representations and warranties contained herein, until the aggregate of all Indemnified Losses for which the Shareholders as a group or Buyer, as applicable, are responsible under this Agreement exceeds $600,000 (the "BASKET"); provided that once such Basket is exceeded for the Shareholders as a group or Buyer, as applicable, the responsible party or parties shall be responsible for all Indemnified Losses, from the first dollar as if such Basket never existed; and further provided that this Section 9.5.3 shall not limit in any respect indemnity claims: (i) based upon fraud, intentional breach or intentional misrepresentation; (ii) arising from a breach by the Indemnitor of any covenant contained in this Agreement; or (iii) arising from a breach by the Shareholders of any representation or warranty contained in Section 3.2 hereto.

               9.5.4 PAYMENT WITH SHARES. All Indemnified Losses incurred by Buyer after Closing shall be paid from the Escrow, and Buyer shall first be paid cash from the Escrow to satisfy Indemnified Losses, and when no cash remains in the Escrow, CHS Shares shall be disbursed to pay Indemnified Losses. CHS shall be entitled to satisfy its indemnification obligations hereunder by delivering to the Indemnitee shares of CHS Common Stock. For purposes hereof, each share of CHS Common Stock shall be deemed to have a value equal to the CHS Per Share Value.

               9.5.5 REVERSE INDEMNITY FOR TAX BENEFITS. If the Shareholders make any payment after Closing with respect to a Tax liability of the Company or any of the Subsidiaries for any Pre-Closing Period (as defined below) and the payment of such Tax liability gives rise to a Tax benefit to the Buyer or its affiliates, then promptly following the filing of the Tax return (or returns) reflecting such Tax benefit, the Buyer shall pay to the Shareholders the amount of such Tax benefit. The determination of any such Tax benefit shall be made in good faith by the Buyer and, if requested by the Shareholders, shall, at the Buyer's expense, be verified in writing by an independent certified public accounting firm selected by the Shareholders.

               9.5.6 EXCLUSION. Notwithstanding the foregoing, none of the limitations of this Section 9.5 shall apply to the Shareholders' obligations under Section 2.6.

          9.6 ESCROW.

               9.6.1 At Closing, CHS shall deposit a portion of the Purchase Price equal to $12,000,000, in cash and CHS Shares (the "ESCROW"), with an escrow agent acceptable to the parties, to be held pursuant to an escrow agreement in a form to be agreed upon by the parties prior to Closing. At Closing, the Escrow shall be funded with 30% cash and 70% CHS Shares, which shares shall be valued at the CHS Per Share Value. The Escrow shall secure Shareholders' obligation to indemnify CHS pursuant to this Agreement, and CHS shall have the right to make claims against the Escrow for Indemnified Losses in accordance with the time limitations and other terms of this Article 9.

               9.6.2 So long as the Pending Claims (defined below) do not exceed the remaining balance of the Escrow, all income accrued on the Escrow shall be distributed to Shareholders on a quarterly basis. Shareholders shall have the right to cause the escrow agent to sell CHS Shares from the Escrow so long as the proceeds of such sale are deposited in the Escrow; provided, however, that if the net proceeds from any such sale exceed a per share amount equal to the CHS Per Share Value determined for such shares pursuant to Section 9.6.1, then a sum equal to the CHS Per Share Value of each share sold shall be re-deposited into Escrow, and Shareholders shall be entitled to retain any excess proceeds received by them from the sale of such shares. Any cash held in the Escrow shall be invested in FDIC insured bank accounts, U.S. government securities, or other investments acceptable to the parties.

               9.6.3 On the third anniversary of the Closing Date, Shareholders shall receive the remaining balance of the Escrow, reduced by any claims then pending against the Escrow (the "PENDING CLAIMS"). The amounts remaining in escrow on the 3rd anniversary of the Closing Date shall continue to be held until the Pending Claims are paid or resolved in accordance with the terms of the escrow agreement.

     10. TERMINATION.

          10.1 TERMINATION. This Agreement may be terminated at any time on or prior to the Closing:

                    (a) By mutual consent of Buyer and the Shareholders; or

                    (b) At the election of Buyer if: (i) a Shareholder has
               breached or failed to perform or comply with any of his covenants or obligations under Sections 1 or 2 of this Agreement, in any material respect; or (ii) any of the conditions precedent set forth in Section 6 or 7 is not satisfied as and when required by this Agreement; or (iii) the Closing has not been consummated by August 25, 1997; or

                    (c) At the election of the Shareholders if: (i) Buyer has
               breached or failed to perform or comply with any of its covenants or obligations under Sections 1 or 2 of this Agreement, in any material respect; or (ii) any of the conditions precedent set forth in Section 6 or 8 is not satisfied as and when required by this Agreement; or (iii) if the Closing has not been consummated by August 25, 1997.

          10.2 MANNER AND EFFECT OF TERMINATION. Written notice of any termination ("TERMINATION NOTICE") pursuant to this Section 10 shall be given by the party electing termination of this Agreement ("TERMINATING PARTY") to the other party or parties (collectively, the "TERMINATED PARTY"), and such notice shall state the reason for termination. The party or parties receiving Termination Notice shall have a period of ten (10) business days after receipt of Termination Notice to cure the matters giving rise to such termination to the reasonable satisfaction of the Terminating Party. If the matters giving rise to termination are not cured as required hereby, this Agreement shall be terminated effective as of the close of business on the tenth (10th) business day following the Terminated Party's receipt of Termination Notice. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others, except that nothing contained herein shall relieve any party from its obligations under Sections 2.2 and 2.3 or any direct liability, excluding consequential damages, arising from its intentional failure to comply with the terms and conditions of this Agreement or to perform its obligations hereunder.

     11. MISCELLANEOUS.

          11.1 NOTICES.

               (a) All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or by facsimile transmission (with confirmation transmission), or upon the expiration of four (4) days after the date sent, if sent by federal express (or similar overnight courier service) to the parties at the following addresses:

          (i) If to Shareholders:

               Karma International
               Spor Caddesi 92
               BJK Plaza
               80680 Besiktas
               Istanbul, Turkey
               Telecopier: (90) 212 259-7484

          with a copy to:

               Asli F. Basgoz, Esq.
               Emre Derman, Esq.
               White & Case
               Maya Akar Center
               Buyukdere Caddesi No. 101-102 B BLOK, KAT 17
               80280 Esentepe - Istanbul
               Telecopier: (90) 212 275-7543

          (ii) If to the Buyer:

               CHS Electronics, Inc.
               2153 N.W. 86th Avenue
               Miami, FL  33122
               Attn: Craig S. Toll, CFO
               Telecopier: (305) 593-0265

          With a copy to:

               Shutts & Bowen
               1500 Miami Center
               201 South Biscayne Boulevard
               Miami, FL 33131
               Attn: Luis A. de Armas, P.A.
               Telecopier: (305) 381-9982

               (b) Notices may also be given in any other manner permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

          11.2 SURVIVAL. The representations, warranties, agreements and indemnifications of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by the parties and the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing, subject to the limitations set forth in Section 9.5.

          11.3 COUNTERPARTS; INTERPRETATION. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. All Schedules hereto shall be deemed a part of this Agreement. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of all of the parties hereto. No ambiguity in any provision hereof shall be construed against a party by reason of the fact it was drafted by such party or its counsel. For purposes of this Agreement: "herein", "hereby", "hereunder", "herewith", "hereafter" and "hereinafter" refer to this Agreement in its entirety, and not to any particular subsection or paragraph. References to "including" means including without limiting the generality of any description preceding such term. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

          11.4 GOVERNING LAW. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws thereof. Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (commonly known as the "UNCITRAL ARBITRATION RULES"). The place of arbitration shall be Geneva, and the language to be used in the arbitral proceedings shall be English. Any award rendered in such proceedings shall be final and binding on the parties thereto, and judgment may be entered thereon in any court having jurisdiction thereof. Each of the parties hereby irrevocably submits to the jurisdiction of any arbitration panel sitting in Geneva. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any arbitration in Geneva.

          11.5 SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, and successors; provided, however, that no party hereto may assign this Agreement or any rights hereunder, in whole or in part, without the written consent of the other party; further provided, that CHS may assign this Agreement to a wholly-owned subsidiary of CHS, but such assignment shall in no way release or limit CHS's obligations under this Agreement.

          11.6 PARTIAL INVALIDITY AND SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

          11.7 WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of a party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

          11.8 HEADINGS. The headings as to contents of particular paragraphs of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

          11.9 FINDER'S FEES. Buyer represents to the Shareholders that no broker, agent, finder or other party has been retained by it in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the Buyer to be paid for or on account of the transactions contemplated hereby. Shareholders represent to Buyer that no broker, agent, finder or other party has been retained by Shareholders or the Company in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the Shareholders or the Company to be paid for or on account of the transactions contemplated hereby.

          11.10 GENDER. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

          11.11 CURRENCY. Any foreign currency amounts required to be converted to U.S. Dollars for purposes of this Agreement shall be converted in accordance with GAAP.

          11.12 ACCEPTANCE BY FAX. This Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto.

          11.13 ATTORNEYS FEES. In the event of any litigation arising under the terms of this Agreement, the prevailing party or parties shall be entitled to recover its or their reasonable attorneys fees and court costs from the other party or parties.

          11.14 NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.

     12. TAX MATTERS.

          12.1 TAX RETURNS.

               (a) The Shareholders shall cause the Company and the Subsidiaries to prepare and timely file all Tax returns of the Company and the Subsidiaries with respect to all taxable periods ending on or prior to the Closing Date. The Company or the Subsidiaries, as the case may be, shall determine the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company or the Subsidiaries shall be reported or disclosed in such Tax returns.

               (b) Except as set forth in Section 12.1(a), the Buyer shall have the exclusive authority and obligation to prepare and file, or cause to be prepared and filed, all Tax returns of the Company and the Subsidiaries for, or with respect to, Taxes for all taxable periods. If the Buyer is filing any Tax return with respect to any taxable year or other taxable period beginning before the Closing Date and ending after the Closing Date (an "OVERLAP PERIOD"), and Buyer intends to make an indemnity claim against Shareholders by reason of Taxes payable pursuant to such return, then no later than thirty (30) days prior to the due date for the filing of such Tax return, the Buyer shall provide the representative of the Shareholders selected by a majority in interest of the holders of the Company Common Stock (whose name, address, telephone and facsimile number the Buyer shall be notified of in accordance with Section 11.1) (the "SHAREHOLDERS' REPRESENTATIVE") with notice, which notice shall (i) set forth the Buyer's calculations regarding the amount of such Taxes which the Buyer determines has given rise to a right of indemnification pursuant to
Section 9.1 in sufficient detail and particularity to enable the Shareholders' Representative to verify the amount of the required indemnification and (ii) include a draft of such Tax return. No later than fifteen (15) days prior to the due date for the filing of such Tax return, the Shareholders' Representative shall notify the Buyer of any reasonable objections the Shareholders may have to the Buyer's calculations regarding the amount of such Taxes which the Buyer determined has given rise to a right of indemnification pursuant to Section 9.1 and to any related items set forth in such draft Tax returns. The Buyer and the Shareholders agree to consult each other and resolve in good faith any such objection, it being understood and agreed that in the absence of any such resolution, any and all such objections shall be resolved as determined by an internationally recognized firm of independent certified public accountants (the "NEUTRAL AUDITORS"), selected by the parties, which shall not be the firm of accountants regularly engaged by any such party.

          12.2 TRANSFER TAXES. All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the Share Exchange shall be paid 50% by Shareholders and 50% by Buyer.

          12.3 AMENDED TAX RETURNS. So long as assets remain in the Escrow, the Buyer shall not file or cause to be filed any amended Tax return with respect to the Company and the Subsidiaries, with respect to any taxable period ending on or prior to the Closing Date and, with respect to Overlap Periods, the portion of such Overlap Period ending on and including the Closing Date (a "PRE-CLOSING PERIOD"), without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld.

          12.4 CONTROVERSIES.

               (a) So long as assets remain in the Escrow, (1) The Buyer shall promptly notify the Shareholders' Representative in writing upon receipt by the Buyer or any affiliate of the Buyer (including the Company and the Subsidiaries after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to any Pre- Closing Period for which the Shareholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "TAX MATTER"); and (2) the Shareholders' Representative, at its sole expense, may participate in the defense, compromise or resolution of any Tax Matter, and shall have joint authority, with Buyer, to (i) represent the interests of the Company and/or its Subsidiaries with respect to any Tax Matter before any taxing authority, any other governmental agency or authority or any court, and (ii) control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax returns, initiating any claim for refund and settling audits; provided, however, that so long as assets remain in the Escrow, neither party shall enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Company or any of the Subsidiaries for any period ending on or before the Closing Date, including the portion of an Overlap Period before the Closing Date, without the prior written consent of Buyer and the Shareholders' Representative, which consent shall not be unreasonably withheld. If the parties cannot agree on the settlement of any such Tax matter, the dispute shall be resolved by the Neutral Auditor. The parties shall keep each other fully informed with respect to the commencement, status and nature of any Tax Matter.

               (b) Except as otherwise provided in this Section 12.4, the Buyer shall have the sole right to control any audit or examination by any taking authority, initiate any claim for refund or amend any Tax return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company and its subsidiaries for all taxable periods; PROVIDED, HOWEVER, that so long as assets remain in the Escrow, the Buyer shall not, and shall cause its affiliates (including the Company and its subsidiaries) not to enter into any settlement of any contest or otherwise compromise any issue with respect to any taxable period ending after the Closing Date that affects or may affect the Tax liability of the Shareholders or the obligation of any Shareholder under Section 9.1 without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld. Any refunds of Taxes received by the Company after Closing, relating to any Pre-Closing Period, shall be credited by Buyer against any liability of the Shareholders for indemnification for Taxes payable under Section 9.1; in the absence of any such Shareholder Tax liability, such Tax refunds shall be retained by the Company.

          12.5 COOPERATION. The Shareholders and the Buyer shall cause the Company and its Subsidiaries to provide the requesting party with such assistance as may be reasonably requested by such party in connection with the preparation of any Tax return, any audit, or any judicial or administrative proceeding or determination relating to liability for Taxes of the Company and its Subsidiaries, including but not limited to, access to the books and records of the Company and its Subsidiaries and the affiliates of the Company and its Subsidiaries. The Buyer shall cause the Company and its Subsidiaries to retain all Tax returns, schedules, work papers and all material records or other documents relating to Tax matters of the Company and its Subsidiaries for the first taxable year or other taxable period ending after the Closing Date and for all prior taxable years or other taxable periods until the later of (a) seven
(7) years after the later of filing of the due date of the Tax return or (b) ninety (90) days after the expiration of all applicable statutes of limitation, and upon the request and at the expense of the Shareholders, provide the Shareholders with any record or information (including making employees available to such other party for reasonable periods of time) which may be relevant to such Tax return, audit, proceeding or determination. Neither the Buyer, the Company nor their Subsidiaries or affiliates shall destroy or dispose of or allow the destruction or disposition of any books, records or files relating to the business, properties, assets or operations of the Company or any of its Subsidiaries to the extent they pertain to the operations of the Company and its Subsidiaries on or prior to the Closing Date, without first having offered in writing to the Shareholders' Representative to deliver such books, records and files to the

Shareholders. The Buyer, the Company and their Subsidiaries and affiliates shall be entitled to dispose of the books, records and files described in such notice if the Shareholders shall fail to request copies of such books, records and files with sixty (60) days after receipt of the notice described in the preceding sentence.

          12.6 WAIVER. The failure of any party to give any notice or to take any action required by this Section 12 shall not be deemed a waiver of any of the rights of such party hereunder, except to the extent that the other party or parties is or are actually prejudiced by such failure.

          IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

WITNESSES:                             CHS ELECTRONICS, INC.

                                       By:
----------------------------------        ---------------------------------
                                       Title:
----------------------------------           ------------------------------

WITNESSES:                            Shareholders:

----------------------------------    ---------------------------------
                                      Alvi Mazon
----------------------------------


----------------------------------    ---------------------------------
                                      Umur Serter
----------------------------------


----------------------------------    ---------------------------------
                                      Mehmet Betil
----------------------------------


----------------------------------    ---------------------------------
                                      Bernd Karre
----------------------------------


----------------------------------    ---------------------------------
                                      Ercan Canmutlu
----------------------------------


----------------------------------    ---------------------------------
                                      Ofer Magen
----------------------------------


----------------------------------    ---------------------------------
                                      Antonis Papaioannou
----------------------------------


----------------------------------    ---------------------------------
                                      Ron Golan
----------------------------------


                                      PRIVEST S.A.

                                      By:
----------------------------------       ------------------------------
                                      Title:
----------------------------------          ---------------------------